Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form 20-F of Qilun Group Inc (the “Company”) of our report dated June 5, 2023 relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operation and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2022, 2021 and 2020, which appear in such registration statement.

/s/ Assentsure PAC
Assentsure PAC
Singapore,
June 5, 2023